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                           PLAN OF RECAPITALIZATION
                                      OF
                               FRONT ROYAL, INC.

         This PLAN OF RECAPITALIZATION of Front Royal, Inc., a North Carolina corporation (the "Corporation"), as adopted and approved by the Board of Directors of the Corporation, is hereby presented to and approved and adopted by the holders of the issued and outstanding Class A Common Stock of the Corporation (the "Class A Shareholders"), the holders of the issued and outstanding Class B Common Stock of the Corporation (the "Class B Shareholders"), the holders of the issued and outstanding Class C Common Stock of the Corporation (the "Class C Shareholders"), and the holders of the Series A Convertible Preferred Stock of the Corporation (the "Preferred Shareholders," who are sometimes herein referred collectively with the Class A Shareholders, the Class B Shareholders and the Class C Shareholders as the "Shareholders").

                             W I T N E S S E T H:

         WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock of the Corporation; and

         WHEREAS, the Board of Directors of the Corporation believes it is in the best interests of the Shareholders and the Corporation to recapitalize the corporate structure of the Corporation to eliminate the various classes of common and preferred stock and provide for a single class of common stock, no par value (the "Common Stock"), in contemplation of an initial public offering of the Common Stock by the Corporation and the Shareholders (the "Offering"), the consummation of which will materially benefit the Corporation by, among other things, creating a trading market for the Corporation's capital stock where no market now exists and providing additional capital to the Corporation to finance its growth; and

         WHEREAS, the Board of Directors of the Corporation approved and adopted the plan of recapitalization for the Corporation as stated herein (the "Plan") and voted to recommend the Plan to the Shareholders of the Corporation for the Shareholders' approval; and

         WHEREAS, the Board of Directors of the Corporation has approved and adopted the form of the Restated Articles of Incorporation of the Corporation, a copy of which is attached hereto as Attachment A (the "Restated Articles"), and the form of the Fourth Amended and Restated Bylaws, a copy of which is attached hereto as Attachment B (the "Restated Bylaws"), both of which are to be effective immediately prior to the Offering; and

         WHEREAS, the Board of Directors of the Corporation has recommended that the Restated Articles and Restated Bylaws be presented to the Shareholders for their adoption and approval; and


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         WHEREAS, the Board of Directors of the Corporation has approved the
Class C Preference Agreement (as defined herein) and recommended that the Class C Preference Agreement be presented to the Shareholders for their adoption and approval; and

         WHEREAS, the approval of the Restated Articles, Restated Bylaws and the Plan by each of the Class A Shareholders, Class B Shareholders, Class C Shareholders and Preferred Shareholders is a necessary precondition to the recapitalization of the Corporation and the Offering;

         NOW, THEREFORE, in anticipation of the Offering, the Class A Shareholders, Class B Shareholders, Class C Shareholders and Preferred Shareholders hereby approve and adopt the Plan as set forth below pursuant to the Articles of Incorporation and Bylaws of the Corporation and the North Carolina Business Corporation Act ("NCBA"):

                           I. PRESENT CAPITALIZATION

         The aggregate number of shares which the Corporation is presently authorized to issue is 25,200,000. The classes into which such shares are divided, the designation and number of shares of each class, and the par value of the shares of each class are as follows:

                                                                    Par Value/
                            Number of Shares    Number of Shares   Stated Value
Class                          Authorized         Outstanding        Per Share
-----                          ----------         -----------        ---------

Class A Common Stock           20,000,000         5,859,144            No Par

Class B Common Stock              700,000           268,482            No Par

Class C Common Stock            3,500,000         3,248,300            No Par

Preferred Stock (Series A       1,000,000(1)        155,000            $100
   Convertible Preferred
   Stock outstanding)

         Class A Shareholders and Class C Shareholders are entitled to one vote per share, while Class B Shareholders do not have voting rights except in limited circumstances provided by the NCBCA and the Articles of Incorporation of the Corporation. Class C Shareholders also have additional voting rights, including rights concerning the amendment of the Articles of Incorporation and Bylaws and the election of certain members of the Board of Directors. The holders of the Series A

--------

(1) The Preferred Stock as authorized by the Articles of Incorporation may be classified and offered in separate series. Currently, the Board of Directors has authorized 155,000 shares of Series A Convertible Preferred Stock, all of which is currently issued and outstanding. No additional series of Preferred Stock have been authorized or issued.

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Convertible Preferred Stock have limited voting rights regarding the election of a single director and in other limited circumstances provided by the NCBCA.

                       II. THE PLAN OF RECAPITALIZATION

         Pursuant to the Restated Articles attached hereto as Attachment A, the Corporation will (i) authorize Thirty Million (30,000,000) shares of Common Stock, no par value (the "Common Stock"), and (ii) Five Million (5,000,000) shares of no par value Preferred Stock (the "Preferred Stock"). Holders of shares of Common Stock will be entitled to one vote per share. Shares of the Preferred Stock, when issued, shall have such voting and other rights as determined by the Board of Directors.

         Immediately prior to the consummation of the Offering (the "Effective Time"), the Restated Articles and the Restated Bylaws shall become effective and the Corporation will convert each issued and outstanding share of its existing Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Existing Common Stock"), with no additional action required by the holders thereof, into shares of the Common Stock on the basis of one share of the Existing Common Stock for one share of the Common Stock (such exchange is hereinafter referred to as the "Common Stock Conversion").

         All issued and outstanding options and warrants to purchase Class A Common Stock, Class B Common Stock, and Class C Common Stock shall, upon consummation of the Common Stock Conversion, be deemed to have been amended to be exercisable for shares of Common Stock at the exercise price provided in such original options and warrants and subject to the terms and conditions of such original options and warrants. Upon consummation of the Common Stock Conversion and the effectiveness of the Amended Articles, the Corporation shall reserve for issuance such number of Common Shares as required to comply with the currently issued and outstanding options and warrants, as amended by this Plan. Such converted options and warrants shall be adjusted to incorporate and reflect the Reverse Stock Split (as such term is defined below).

         At the Effective Time, the Corporation will convert each issued and outstanding share of its Series A Convertible Preferred Stock into shares of the Common Stock, with no additional action required by the holders thereof, at the applicable "Conversion Ratio" (as such term is defined in the "Articles of Amendment of Front Royal, Inc. Authorizing Series A Convertible Preferred Stock" filed with the North Carolina Secretary of State on December 27, 1996) at the Effective Time (such exchange is hereinafter referred to as the "Preferred Stock Conversion").

         Simultaneous with the consummation of the Common Stock Conversion and the Preferred Stock Conversion, the Corporation will effect a three (3) for five (5) reverse stock split of the issued and outstanding shares of the Common Stock (the "Reverse Stock Split"). No fractional shares will be issued as a result of the Reverse Stock Split. If any Shareholder is entitled to a fractional share as a result of the Reverse Stock Split, such Shareholder shall receive payment from the Corporation for such fractional share equal to $__________ (per share) multiplied by such fraction.

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         It is hereby recognized and acknowledged that, prior to the adoption of this Plan and the effectiveness of the Amended and Restated Articles of Incorporation, the Class C Shareholders are entitled to certain liquidation preferences as such preferences are outlined in the Corporation's Articles of Incorporation. In order for the Class C Shareholders to retain similar liquidation preferences, the Corporation shall execute and enter into an agreement, a copy of which is attached hereto as Attachment C (the "Class C Preference Agreement"), with the Class C Shareholders granting them similar liquidation rights in connection with the shares of Common Stock issued to them in the Common Stock Conversion. The Class C Preference Agreement shall provide that upon the liquidation of the Corporation, the Class C Shareholders will be entitled to receive from the proceeds of such liquidation available for distribution to the holders of Common Stock a preferential payment prior to payment to any other holders of the Common Stock equal to the greater of
(i) the Liquidation Preference Amount (as defined herein) or (ii) the pro rata payment such shareholder would be entitled as a holder of Common Stock. The Liquidation Preference Amount shall equal $4.00 per share of Common Stock received by each Class C Shareholder pursuant to the Common Stock Conversion, which shall be adjusted to $6.67 per share subsequent to the Reverse Stock Split, and further adjusted upward or downward, as appropriate, to reflect any stock dividends, stock splits, combinations of shares or similar transactions affecting the number of Shares of Common Stock received by the Class C Shareholders pursuant to the Common Stock Conversion. No other shares of Common Stock, other than those shares received by the Class C Stockholders in exchange for their Class C Common Stock pursuant to the Common Stock Conversion, shall be entitled to the liquidation preferences provided in, or be subject to, the Class C Preference Agreement. Any liquidation rights pursuant to the Class C Preference Agreement shall be nontransferable from the Class C Shareholders, and any transfer of the applicable Common Shares by the Class C Shareholders shall terminate such liquidation rights attached to such shares of Common Stock. All Class C Shareholders shall be entitled to enter into the Class C Preference Agreement; however, any Class C Shareholder who does not enter into the Class C Preference Agreement shall not be entitled to the benefits stated therein.

         Any and all special voting rights, liquidation preferences and other rights and preferences of the Class A Shareholders, the Class B Shareholders, the Class C Shareholders and/or the Preferred Shareholders currently in effect, as stated in the Articles of Incorporation and the Bylaws of the Corporation, except to the extent specifically preserved in the Class C Preference Agreement, this Plan, the Amended Charter and the Amended Bylaws, shall be terminated at the Effective Time. In addition, at the Effective Time, each of (i) the Stockholders Voting Agreement dated May 19, 1993, and restated as of June 30, 1994, as amended, by and among the Corporation and certain Class A Shareholders and Class B Shareholders, (ii) the Shareholder Agreement dated as of April 30, 1992, as amended, by and among the Corporation (formally known as F.R. Acquisition Corp.), certain Class A Shareholders, certain Class B Shareholders and Front Royal Group, Inc., (iii) the Shareholders' Agreement dated December 31, 1996, as amended, by and among the Corporation and Moore Global Investments, Ltd., Remington Investment Strategies, L.P., High Ridge Capital Partners Limited Partnership and other Class A Shareholders, Class B Shareholders and Class C Shareholders, and (iv) the Rights Agreement dated December 31, 1996, by and among the Corporation and certain Class C Shareholders, shall be terminated by the parties thereto and in the manner(s) described therein. The Amended and Restated Registration Rights Agreement by and

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among the Company and various shareholders dated December 31, 1996, as amended, shall survive and remain in full force and effect after the Common Stock Conversion, the Preferred Stock Conversion, the Reverse Stock Split and the Offering.

         In the unanimous opinion of the Board of Directors after consultation with the Corporation's legal counsel and investment bankers, the Plan, as stated herein, will prepare the Corporation's capital structure for the Offering, which will be to the advantage of the Corporation, the Shareholders, and the future shareholders of the Corporation. The Plan, together with the contemplated Offering, provides the Shareholders a market for their shares while retaining their substantial investment in the Corporation.

         It is hereby recognized by the Corporation, its Board of Directors and the Shareholders that there is no assurance that the Offering will occur, although it is expected to be consummated. Such parties hereto nevertheless agree to implement the Plan, and approve the proposed Restated Articles, the Restated Bylaws, the Class C Preference Agreement, the Reverse Stock Split and all other increases, changes, and reclassifications in the presently authorized and issued shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and Preferred Stock as contemplated by this Plan.

         The expenses incurred in carrying out the Plan will be paid by the Corporation. The Shareholders will become holders of Common Stock when the Restated Articles become effective without the necessity of making any exchange of certificates; however, it is expected that new certificates for shares of Common Stock will be substituted for the present certificates as set forth herein.

         If the Offering has not been completed and the Restated Articles have not been filed by the Board of Directors on or prior to December 31, 1998, this Plan shall be terminated and abandoned; the Common Stock Conversion, the Preferred Stock Conversion, the Reverse stock Split shall not take place; and the Class C Preference Agreement shall not be executed.

                     III. METHOD OF CARRYING OUT THE PLAN

         Following the effectiveness of the Restated Articles and the Restated Bylaws, the Corporation agrees to provide new certificates for shares of the Common Stock against delivery and surrender of certificates representing shares of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Series A Convertible Preferred Stock. The number of shares represented in such new certificates shall reflect the Reverse Stock Split. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of the Corporation's Capital Stock will be deemed to evidence for all purposes the number of whole shares of Common Stock into which such shares were converted as provided herein after giving effect to the Reverse Stock Split.

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         Under the Plan, when shares of Common Stock are issued to the
Shareholders, the surrendered shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, or Series A Convertible Preferred Stock, as applicable, will be canceled.

         THIS PLAN OF RECAPITALIZATION was adopted by the Shareholders, as required pursuant to the Articles of Incorporation of the Corporation, the Bylaws and the NCBA on the ___ day of _______________, 1998.



                                       ---------------------------------
                                       J. Adam Abram
                                       President
                                       Front Royal, Inc.

ATTEST:


---------------------
Judy Young, Secretary

[CORPORATE SEAL]

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